Exhibit 99.1

Volcon, Inc. Announces Closing of $18.0 Million Underwritten Public Offering

AUSTIN, TX / ACCESSWIRE / November 17, 2023 / Volcon, Inc. (NASDAQ: VLCN), ("Volcon" or the "Company"), the first all-electric, off-road powersports company, announced today the closing of a firm commitment underwritten public offering. The aggregate gross proceeds to the Company were $18.0 million, before deducting underwriting discounts and other estimated expenses payable by the Company. The offering consisted of 42,857,142 Common Units or Pre-funded Units, each consisting of one share of common stock or one pre-funded warrant ("Pre-Funded Warrant") to purchase one share of common stock, 0.35 of a warrant to purchase one share of common stock at an exercise price of $0.55 per share (or 130% of the price of each Common Unit sold in the offering) or pursuant to an alternative cashless exercise option, which warrant will expire on the five-year anniversary of the original issuance date (the "Series A Warrants") and 0.35 of a warrant to purchase one share of common stock at an exercise price of $0.84 per share (or 200% of the price of each Common Unit sold in the offering), which warrant will expire on the five-year anniversary of the original issuance date (the "Series B Warrants" and together with the Series A Warrants, the "Warrants"). The purchase price of each Common Unit was $0.42, and each Pre-Funded Unit was $0.41999 (which is equal to the public offering price per Common Unit to be sold in the offering minus $0.00001). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Company intends to use the net proceeds from this offering for general corporate purposes.

In addition, the Company has granted Aegis Capital Corp. a 45-day option to purchase additional shares of Common Stock and/or Pre-Funded Warrants, representing up to 15% of the number of Common Stock and/or Pre-Funded Warrants sold in the offering, and additional Warrants representing up to 15% of the Warrants sold in the offering solely to cover over-allotments, if any. On November 17, 2023, Aegis partially exercised its over-allotment option with respect to 842,575 Series A Warrants and Series B Warrants.

Aegis Capital Corp. acted as the sole book-running manager for the Offering

The offering was made pursuant to an effective registration statement on Form S-1 (No. 333-274800) previously filed with the U.S. Securities and Exchange Commission (the "SEC") and declared effective by the SEC on November 15, 2023. A final prospectus (the "Final Prospectus") describing the terms of the proposed offering was filed with the SEC and is available on the SEC's website located at www.sec.gov. Electronic copies of the Final Prospectus may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Interested parties should read in their entirety the registration statement and the Final Prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such registration statement and the Final Prospectus, which provide more information about the Company and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

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Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, improved suspension, and a seat, began shipping to customers in September 2023. Volcon will also offer the Runt LT, a fun-sized version of the groundbreaking Grunt, better suited for small-statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon's first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon is also currently delivering the Volcon Youth line of dirt bikes for younger riders between the ages of 4 and 11. Volcon debuted the Stag in July 2022 and entered the rapidly-expanding UTV market and previously announced that it expects to begin shipping the Stag to customers in the fourth quarter of 2023. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

The information contained herein may contain "forward-looking statements." Forward-looking statements in this press release include, without limitation, whether the Company can begin production of the Stag to meet expected deliveries to customers beginning in the fourth quarter of 2023, and whether production of the Runt LT will occur. Forward-looking statements reflect the current view about future events. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the closing of the offering. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. In this news release, such forward-looking statements include statements regarding the anticipated use of proceeds from the offering. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Preliminary Prospectus. The Company's actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

SOURCE: Volcon ePowersports, Inc.

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